Exhibit 3.01.29

PAGE 2

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THAT THE ATTACHED IS A TRUE AND CORRECT COPY OF CERTIFICATE OF FORMATION OF “WEST CUSTOMER MANAGEMENT GROUP, LLC” FILED IN THIS OFFICE ON THE THIRTIETH DAY OF JUNE, A.D. 2008, AT 9:31 O’CLOCK A.M.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State
4373494 8100V	AUTHENTICATION: 6696642

080741399	DATE: 06-30-08

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 09:31 AM 06/30/2008 FILED 09:31 AM 06/30/2008 SRV 080741399 – 4373494 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•	First: The name of the limited liability company is West Customer Management Group, LLC

•	Second: The address of its registered office in the State of Delaware is 2711 Centerville Road Suite 400 in the City of Wilmington, DE 19808. The name of its Registered agent at such address is Corporation Service Company

•	Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is .”)

•	Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 30th day of June, 2008.

By:	/s/ David C. Mussman
Authorized Person(s)

Name:	David C. Mussman
Typed or Printed